Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETSCOUT SYSTEMS, INC.

NetScout Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is NetScout Systems, Inc.

SECOND: The date on which the original Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 21, 1993, under the Corporation’s previous name, Frontier Software Development, Inc. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 1999.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the first paragraph of Article FOURTH of its Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.001 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

FIFTH: The Certificate of Amendment shall be deemed effective upon the date it is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, NetScout Systems, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 20th day of September, 2016.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name:	Anil K. Singhal
Title:	President and Chief Executive Officer